Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Freeport-McMoRan Copper & Gold Inc. Registration Statement on Form S-8 pertaining to the Plains Exploration & Production Company 2010 Incentive Award Plan, the Plains Exploration & Production 2004 Stock Incentive Plan, the McMoRan Exploration Co. Amended and Restated 2008 Stock Incentive Plan, the McMoRan Exploration Co. 2005 Stock Incentive Plan, as amended and restated, the McMoRan Exploration Co. 2004 Director Compensation Plan, as amended and restated, the McMoRan Exploration Co. 2003 Stock Incentive Plan, as amended and restated, the McMoRan Exploration Co. 2001 Stock Incentive Plan, as amended and restated, the McMoRan Exploration Co. 2000 Stock Incentive Plan, as amended and restated, the McMoRan Exploration Co. 1998 Stock Option Plan, as amended and restated, and the McMoRan Exploration Co. 1998 Stock Option Plan for Non-Employee Directors, as amended and restated, of our reports dated February 22, 2013, with respect to the consolidated financial statements and schedule of Freeport-McMoRan Copper & Gold Inc. and the effectiveness of internal control over financial reporting of Freeport-McMoRan Copper & Gold Inc. included in its Annual Report on Form 10-K for the year ended December 31, 2012, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Phoenix, Arizona

June 3, 2013